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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Novak, Steven P.                          Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              software.net Corporation (SWNT)     (Month/Day/Year)
     (Last)     (First)     (Middle)           6/16/98                   ----------------------------------
    10 East 50th Street, 22nd Floor        ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    New York, NY 10022                        Person (Voluntary)           X   Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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 Common Stock                                     20,000                             D
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 Common Stock                                     2,225,510                          I                     *By Unterberg Affiliates
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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 Option (Right to Buy)        10/01/1996  01/01/2006     Common Stock     20,000      $0.0333          D
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 Option (Right to Buy)        10/01/1997  01/01/2007     Common Stock     10,000      $0.1125          D
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 Option (Right to Buy)        10/01/1998  01/01/2008     Common Stock     10,000      $0.50            D
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Explanation of Responses:
                                                                                /s/ STEVEN P. NOVAK                    6/15/98
 *Includes 59,914 shares held by UT Capital Partners International, LDC,        -------------------------------   ------------------
  368,426 shares held by UT Technology Partners, LDC, 1,506,262 shares held     **Signature of Reporting Person          Date
  by C.E. Unterberg Towbin Capital Partners I, L.P., 239,708 shares held by
  Unterberg Harris Private Equity Partners, L.P. and 51,200 shares held by
  Unterberg Harris Private Equity Partners, CV (collectively, the "Unterberg
  Affiliates"). Mr. Novak is a Managing Director of Unterberg. Mr. Novak
  disclaims beneficial ownership of all shares owned by the Unterberg
  Affiliates.

**Intentional misstatements or omissions of facts constitute Federal Criminal                                              Page 2
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                   (8/96)

Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)
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